EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Investor Contact: Chris Meyers	Media Contact: Meredith Gremel
Executive Vice President & CFO	Vice President Corporate Affairs and Communications
(616) 878-8023	(616) 878-2830

SpartanNash Board of Directors Approves CEO Succession Plan

Dennis Eidson to Retire as SpartanNash CEO; will continue as Chairman of the Board of Directors

President and COO Dave Staples to assume role of CEO following 2017 Annual Meeting

Grand Rapids, Mich., March 2, 2017 – SpartanNash (Nasdaq:SPTN) announced today that its Chief Executive Officer and Chairman of the Board of Directors Dennis Eidson plans to retire as CEO following the annual meeting on May 23, 2017. David M. Staples, President and Chief Operating Officer, will succeed Mr. Eidson as CEO; Mr. Staples was appointed to the Board of Directors effective March 2, 2017. Mr. Eidson will continue in his role as Chairman of the Board following his retirement as CEO.

“Under Dennis’ guidance, the Company has achieved remarkable success in executing its business strategies and leveraging the food distribution, retail, and military segments to achieve sustainable growth,” said Tim O’Donovan, Lead Director. “Dennis’ demonstrated leadership through the merger with Nash Finch Company and the successful integration of Spartan Stores and Nash Finch has positioned our Company for continued success and growth. This is further exemplified by the Company’s solid financial position and its ability to pursue future growth through the recent acquisition of Indianapolis-based Caito Foods Service and Blue Ribbon Transport. We are grateful to Dennis for his unparalleled contributions, and look forward to the future with Dave Staples at the helm.”

“Dave has been an instrumental member of our executive team for the past 17 years and a key leader in our transformational merger in 2013,” noted Mr. Eidson. “His leadership has been an essential component to our success and I have great confidence in his ability to lead our remarkable group of associates to deliver the best in customer focus and service.”

“The Board of Directors has been continuously engaged in succession planning, diligently assessing our leadership needs to ensure that we positioned the right individual to lead the Company through future growth stages,” stated Mr. Eidson. “SpartanNash is poised for growth and we continue to leverage our retail competencies and innovative distribution network to achieve our vision to be a best-in-class business that feels local, where relationships matter. Dave’s thought leadership, strategic insight, extensive knowledge of our industry, and commitment to advancing our culture and core values will serve SpartanNash well for years to come. He has my full and enthusiastic support, along with the support of our board, the executive management team, and our associates.”

"I am honored and humbled to be appointed to this critical leadership role," said Mr. Staples. “Our company has a remarkable legacy of phenomenal leaders dating back more than 100 years.

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Our SpartanNash family of more than 15,000 talented and engaged associates is also committed to serving our customers, co-workers, and communities. We have high standards of excellence and I look forward to further strengthening our market position by leveraging our organization's core competencies and competitive advantages to ensure that we collectively cultivate relationships that will enable us to extend our success well into the future."

Mr. Staples’ executive experience prior to becoming President and Chief Operating Officer includes 16 years of service as the Company’s Chief Financial Officer. He is a certified public accountant, and he sits on the boards of the Michigan Chamber of Commerce and the Grand Rapids Symphony. He is a graduate of Michigan State University.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to independent grocery retailers, national accounts, its corporate-owned retail stores and U.S. military commissaries. SpartanNash serves customer locations in 47 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain and Egypt. SpartanNash currently operates 155 supermarkets, primarily under the banners of Family Fare Supermarkets, Family Fresh Market, D&W Fresh Market and SunMart. Through its MDV military division, SpartanNash is the leading distributor of grocery products to military commissaries in the United States.

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